Exhibit 99.1

Company Contact:	IR Contact:
Joseph Dwyer	Matthew Hayden
AXS-One Inc.	Hayden Communications
jdwyer@axsone.com	matt@haydenir.com
(201) 935-3400	(858) 704-5065

AXS-One Reports Financial Results

For First Quarter of 2005

RUTHERFORD, N.J., April 27 / PRNewswire-FirstCall / — AXS-One Inc. (Amex: AXO), a leading provider of Records Compliance Management (RCM) software solutions today announced its financial results for the first quarter ended March 31, 2005.

Total revenues for the first quarter were $8.1 million, a decrease of 26 percent, compared with revenues of $10.9 million in the first quarter of 2004. License revenues for the first quarter decreased to $1.0 million from $2.5 million in the first quarter of 2004, and decreased $1.0 million sequentially when compared with $2.0 million for the fourth quarter of 2004. Records Compliance Management (RCM) license revenues were $0.5 million, a decrease of $0.5 million from those reported in the fourth quarter of 2004. Total expenses increased 9 percent to $11.0 million compared to $10.1 million in the first quarter of 2004, and remained flat compared with the fourth quarter of 2004. The increase in expenses resulted from management’s ongoing commitment to enhance sales, marketing and research and development functions related to the Company’s RCM product strategy. The Company reported an operating loss of $3.0 million for the first quarter, resulting in a net loss of $3.2 million, or $(0.11) per diluted share compared to income from operations and net income of $0.8 million in the first quarter of last year or $0.03 per diluted share.

“While we are disappointed at our revenue performance for the quarter, we are also encouraged by the progress made in many areas of our business and remain optimistic about our ability to grow revenues and return to profitability in 2005,” said Bill Lyons, chairman and CEO of AXS-One. “During the first quarter, despite receiving executive-level approval for new license agreements from prospects, a number of significant contracts were delayed but not lost. We expect our expanding distribution channels and deepening qualified prospect pipeline to help bring more predictability to license revenue in the future.  Furthermore, our qualified pipeline is the largest the company has ever known in terms of number of opportunities and potential revenue.”

Mr. Lyons continued, “We are continuing to aggressively execute against our strategy of partnering with world class technology vendors to obtain the necessary credibility and leverage to maximize sales opportunities for our RCM solutions with Global 2000 customers. Building a top-tier channel required us to first pass our partners’ stringent tests for functionality, scale and integration. We have successfully completed that phase. We are now in the second phase of channel development which includes building and rolling out joint value propositions, training our partners’ world-wide sales organizations and developing joint marketing activities. This is an ongoing initiative, but one in which we have already made great progress. Our partner pipeline is growing weekly with prospects in all stages of the sales process and we expect to realize the results of these efforts in the upcoming months.”

Mr. Lyons concluded, “We also believe that our professional services business is back on track. With the March release of our new Enterprise Financials 9.0 - Compliance Edition, our Enterprise Financials professional services engagement backlog has increased and we are seeing an increased demand for RCM professional services as a result of our RCM channels growing. We therefore anticipate improvement in our services business over the year and we expect license revenue growth to resume in the second quarter.”

Highlights from the First Quarter include:

•                  Global Technology Development and Licensing Agreement announced in January with Sun Microsystems with active field engagements in all markets.

•                  Global TekAlliance partnership with StorageTek announced in March with active field engagements in all markets.

•                  Release of Enterprise Financials Version 9.0 – Compliance Edition in March with upgrades already scheduled at a significant number of our current customers.

•                  Completion of extensive testing of the Travel Bill Presentment application (T4); it went live, generating recurring revenue beginning the first week of April.

•                  Winner of two industry awards: KMWorld’s 100 Companies That Matter and Lotus Advisor Editors Choice Gold Award for Compliance.

Conference call information

Management will conduct a conference call to discuss these results at 4:30 p.m. Eastern on April 27, 2005. Interested parties can participate in the call by dialing 706-645-0399 or can access the webcast at www.axsone.com. The webcast will be archived for 30 days following the call. Interested parties may submit questions that they would like answered during the conference call by e-mail to IR@axsone.com. Interested parties may listen to the call via a live CCBN webcast that will be available via the company website www.axsone.com. Interested parties should access the webcast approximately 10-15 minutes before the scheduled start time.

About AXS-One Inc.

AXS-One (AMEX: AXO) is a leading provider of Records Compliance Management solutions. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One’s technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1979, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Singapore, United Kingdom and South Africa. For further information, visit the AXS-One website at http://www.axsone.com.

AXS-One, the AXS-One logo, “Access Tomorrow Today,” AXSPoint, and TransAXS are registered trademarks of, and AXS-One Compliance Platform, AXS-One Retention Manager, “The Records Compliance Management Company”, e-Cellerator, AXS Desk, “AXS-One Collaboration FrameWorks,” SMART, AXS-Link and Tivity are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to return to profitability in 2005; our ability to grow license and service revenue in 2005; potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO’s Securities and Exchange Commission filings.

-Tables Follow-

AXS-ONE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$3,137	$4,809
Accounts receivable, net of allowance for doubtful accounts	5,633	6,084
Due from joint venture	75	68
Prepaid expenses and other current assets	1,000	1,283
Total current assets	9,845	12,244

Equipment and leasehold improvements, net of accumulated depreciation	486	509
Capitalized software development costs, net of accumulated amortization	1,704	1,886
Other assets	113	142
Total assets	$12,148	$14,781

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	4,567	5,687
Due to joint venture	—	29
Deferred revenue	10,641	9,786
Total current liabilities	15,208	15,502

Long-term deferred revenue	157	303

Stockholders’ deficit	(3,217)	(1,024)
Total liabilities and stockholders’ deficit	$12,148	$14,781

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC).  Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

This press release contains forward-looking statements.  Such statements are only predictions, and actual events or results may differ materially.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company's documents and reports filed from time to time with the Securities and Exchange Commission.

AXS-ONE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
License fees	$1,022	$2,460
Services	7,016	8,411
Other-related parties	20	51
Total revenues	8,058	10,922

Operating expenses:
Cost of license fees	364	411
Cost of services	4,659	4,269
Sales and marketing	2,588	1,970
Research and development	2,101	1,899
General and administrative	1,348	1,567
Total operating expenses	11,060	10,116
Operating income (loss)	(3,002)	806
Other income (expense):
Interest income	30	25
Interest expense	—	(12)
Equity in losses of joint ventures	(24)	(33)
Other expense, net	(173)	(33)
Other expense, net	(167)	(53)
Net income (loss)	$(3,169)	$753

Basic and diluted net income (loss) per common share	$(0.11)	$0.03

Weighted average basic common shares outstanding	28,576	25,250

Weighted average diluted common shares outstanding	28,576	28,782

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC).  Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

This press release contains forward-looking statements.  Such statements are only predictions, and actual events or results may differ materially.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company's documents and reports filed from time to time with the Securities and Exchange Commission.